EXHIBIT 10.2

DOMAIN PARKING / RESERVATIONS
==============

1. There is no charge for indefinite parking of domains on BlueGenesis servers or to transfer to another service provider.

2. Domain Parking does NOT include Web Space or Virtual Hosting. You are not provided with the option to submit your own DNS entries as we are NOT a Registrar and therefore assume that you wish to obtain your hosting services directly through BLUEGENESIS.COM.

3. Domain name payments are non-refundable. The 30 day money back guarantee only applies to the hosting portion of your service. Once a domain name is registered, the WHOIS database stores the information and is kept there for a period of one year, until the date of renewal. Payment will NOT be credited back.

4. In the event there is a mis-spelling of a domain name, while being registered online, you as the customer must register the correct spelling of that name. There are NO refunds issued for mis-spelled domain names.

GENERAL
=======

1. BLUEGENESIS.COM claims no control whatsoever over the content of the information passing through the BLUEGENESIS.COM WEB SYSTEM. BLUEGENESIS.COM makes no warranties of any kind, whether expressed or implied, for the service it is providing. BLUEGENESIS.COM also disclaims any warranty of merchantability or fitness for a particular purpose.

2. BLUEGENESIS.COM will not be responsible for any damage you suffer. This includes loss of data resulting from delays, non-deliveries, or service interruptions caused by its own negligence or your errors or omissions.

3. BLUEGENESIS.COM'S WEB HOSTING SYSTEM may only be used for lawful purposes. Transmission of any material in violation of any Federal, Provincial or local regulation is prohibited. This includes, but is not limited to copyrighted material, material legally judged to be threatening or obscene, or material protected by trade secret.

4. We have the right to refuse to host adult content and to remove it from our servers at any time. Further, you are not permitted to distribute material promoting hatred against individuals or groups or any content which may be deemed to be illegal according to the laws of your country of residence. We reserve the right to decline requests for web space rentals and to cancel any account at our discretion. You are also not permitted to distribute material promoting any form of network abuse (such as bulk spam mailers, sniffers, or hacking tools).

5. At BLUEGENESIS.COM and its officer's discretion, access to BLUEGENESIS.COM'S WEB HOSTING SYSTEM may be revoked at any time for abusive conduct on the system and/or the Internet and its resources as a whole. Sending spam (unsolicited email) from a domain or about a domain is considered abuse of the system and will result in the termination of your account. BLUEGENESIS.COM and its officers are deemed as authority to define abusive conduct to the system, and definitions may periodically change


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or be amended to previous ones.

6. You may not compile or install binary files other than the ones provided on the system. We do not make C compilers available for our web clients, and the PERL binaries provided will *not* have networking support (for example, socket.ph, ftp.pl, etc.) However, if there is any program which you'd like added to the available system binaries or scripts please check with your sales representative to arrange approval.

7. You agree to indemnify and hold harmless BLUEGENESIS.COM from any claims resulting from your use of the service which damages you or another party.

8. Use of any information obtained via BLUEGENESIS.COM'S WEB HOSTING SYSTEM is at your own risk. BLUEGENESIS.COM specifically denies any responsibility for the accuracy or quality of information obtained through its services.

9. Telnet and Shell Access is strictly prohibited.

10. You may use ftp to access your home directory for the purpose of installing and editing your web pages as often as necessary.

11. These Terms and Conditions supersede all previous representations understandings or agreements and shall prevail notwithstanding and variance with terms and conditions of any order submitted.

12. If the disk usage, transfer limit or number of email accounts of a hosted package is exceeded, the user's account will be charged for extra bandwidth, disk space and/or email accounts according to our present pricing policy. Warning messages will be emailed to users as they exceed 80% and 90% of their package~s respective bandwidth and disk space limits. Annual accounts that incur extra usage charges will be invoiced separately. If payment for extra usage is not received within two weeks of the invoice date, the expiry date of the account will be adjusted according to the amount outstanding.

13. Without prior notification, BLUEGENESIS.COM reserves the right to suspend or terminate accounts, remove or modify any files which are deemed to be a threat to the functionality or existence of BLUEGENESIS.COM'S WEB HOSTING SYSTEM.

14. BlueGenesis will provide a 30 day money back guarantee. The 30 days start from the earliest of - the day we receive the electronic order form, the day customer signs up via fax. In any case, the set-up fee, extra bandwidth and extra storage space charges are not refundable.

15. Cancellations will NOT generate ANY refund.

16. Miva Merchant license keys are nonrefundable.

17. If any BlueGenesis account is generating web traffic considered unusually high, we may require the site to be placed on a Heavy User server Virtual Server. We reserve the right to make this determination at our discretion.


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18. Use of BLUEGENESIS.COM'S WEB HOSTING SYSTEM constitutes acceptance of these
Terms and Conditions.

BLUEGENESIS, SERVICE LEVEL AGREEMENT (SLA)
=======================

NETWORK UPTIME GUARANTEE
=======================

Service Uptime. BLUEGENESIS's target uptime for the Service is 99.9% of the time in every calendar month. BLUEGENESIS also guarantees that the email services, web serving services, DNS services, and the BLUEGENESIS network will be available and function for a minimum of 99.9% of the time, not including scheduled maintenance windows. BLUEGENESIS's, multi-redundant network architecture permits operation without service degradation or CUSTOMER interruption in the case of maintenance or equipment failure.

BLUEGENESIS will use commercially reasonable efforts to meet or exceed service levels. If BLUEGENESIS fails to meet the foregoing 99.9% service levels set out below in a rolling two month period, then CUSTOMER will be entitled to receive a credit for such outage in accordance with the schedule below. CUSTOMER will be entitled to deduct said credit for such amounts otherwise payable to BLUEGENESIS hereunder, calculated in accordance with the table below for each month (computed by reference to a 31 day month), if more than 20% of the CUSTOMER users are affected. If the actual availability for any three month period is less than 98.00%, CUSTOMER will have the right to terminate this Agreement for breach of contract.

Availability %   Monthly Service Credit
--------------   ----------------------
 99.40 - 99.70            10%
 99.00 - 99.40            20%
 98.00 - 99.00            30%
 97.00 - 98.00            40%
 96.00 - 97.00            50%
 95.00 - 96.00            60%

Maintenance Services. BLUEGENESIS will provide maintenance as long as this agreement is in effect without charge. Maintenance windows are scheduled at times which least impact our CUSTOMERS based on minimal overall activity on the BLUEGENESIS web hosting systems which may vary from month to month.

Notwithstanding the preceding, BLUEGENESIS reserves the right, in its reasonable discretion, to perform any emergency work outside of any Maintenance Windows in order to keep the BLUEGENESIS System functioning in accordance with appropriate Service Levels. If advance notice has been provided, periods of time the Service is unavailable during Emergency maintenance windows will not be included in calculating the service levels actually achieved. Software and hardware failures resulting from a third party intrusion (i.e. denial of service attacks) are excluded from the uptime guarantee. Private label DNS (domain name servers) require 3 DNS entries, the third of which is BLUEGENESIS'S generic DNS. BLUEGENESIS also does not provide any service guarantees for Microsoft Access, ASP, Cold Fusion or Miva. Website or email services downtime resulting from misuse by the CUSTOMER'S end users will not be recorded as downtime when calculating credits.

Credits for affected websites must be applied for within 60 days of the


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occurrence of the problem. BLUEGENESIS'S Technical Services will be responsible for problem investigation and will provide a written response to the CUSTOMER explaining the results of their investigation. In the event there is a dispute of findings, BLUEGENESIS reserves the right to make the final decision on whether credits will be provided to the CUSTOMER.

COLDFUSION - MIVA - ASP
=======================

Please note Coldfusion (.cfm), Miva and ASP (.asp) services are hosted on a closed source platform. The 99.9% guarantee does not apply for these services.

ACCESS DATABASES
=======================

Access is not designed for, nor recommended for use on busy websites. Due to this, we can not guarantee performance for websites which make use of Access databases. We recommend using MySQL or MS-SQL for increased performance and reliability.

EASYMAIL/MAILING LISTS
=======================

1. EasyMail E-Mail Accounts are restricted to a maximum size of 50MBytes of space on the EasyMail e-mail server. If this space is exceeded, this may result in e-mail being lost or your account being suspended or terminated.

2. EasyMail E-Mail Accounts are restricted to a maximum e-mail transfer of 20MB per Mail Server request. This is restricted by the Mail Server.

3. Deletions of EasyMail Accounts are queued for execution once a day
(overnight).

DOMAIN REGISTRATIONS
===============

1. Virtual Hosting will be active 24 hours after the initialization process begins (Final Confirmation is e-mailed to the client with subject 'Final Service Confirmation'). This includes DNS Support and Web Hosting Support.

HEAVY USER SERVER
=================

1. This server is available by approval by a Senior BlueGenesis.com officer only.

DISPUTES BETWEEN DOMAIN NAME HOLDERS AND THIRD PARTIES
=================

The applicant acknowledges that any third party may, for whatever reason, challenge the use by the applicant of the domain name before an Administrative Domain Name Challenge Panel (ACP) in accordance with the WIPO ACP rules. The applicant further acknowledges that the decisions of an ACP may determine rights of applicant or other parties or both to the use of a particular domain name, and that, with respect to its right to use a particular domain name or names, it will be bound by ACP decisions

BlueGenesis is a Web Hosting Service owned and maintained by BlueGenesis.com
Inc.


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